                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.   )

Filed by the Registrant                      /X/
Filed by a Party other than the Registrant   / /

Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               Valence Technology, Inc.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:


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2.   Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
4.   Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
5.   Total fee paid:


--------------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:


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7.   Form, Schedule or Registration Statement No.:


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8.   Filing Party:


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9.   Date Filed:


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

                               VALENCE TECHNOLOGY, INC.
                                  301 Conestoga Way
                               Henderson, Nevada 89015

                                      ----------

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON FEBRUARY 4, 1999


TO THE STOCKHOLDERS OF VALENCE TECHNOLOGY, INC.:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valence Technology, Inc., a Delaware corporation (the "Company"), will be held on Thursday, February 4, 1999, at 3:00 p.m. local time at 301 Conestoga Way, Henderson, Nevada 89015, for the following purpose:


     1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

     2. To approve an amendment to the Company's 1996 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 410,000 shares.

     3. To approve the conversion and exercise of the Company's securities issued in a private financing.

     4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for its fiscal year ending March 28, 1999.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on December 7, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                             By Order of the Board of Directors

                                             /s/ Joseph P. Hendrickson
                                             ---------------------------------
                                             JOSEPH P. HENDRICKSON
                                             SECRETARY

Henderson, Nevada
January __, 1999

--------------------------------------------------------------------------------
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.
PLEASE NOTE, HOWEVER THAT IF YOUR SHARES ARE HELD OF RECORD BY ABROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------


                                          2.

                               VALENCE TECHNOLOGY, INC.
                                  301 Conestoga Way
                               Henderson, Nevada 89015

                                      ----------

                                   PROXY STATEMENT

                    INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors of Valence Technology, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of Stockholders to be held on Thursday, February 4, 1999, at 3:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 301 Conestoga Way, Henderson, Nevada. The Company intends to mail this proxy statement and accompanying proxy card on or about January 5, 1999, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, Corporate Investor Communications, Inc.
No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $4,500, if it renders such services.

VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of common stock at the close of business on December 7, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 7, 1998, the Company had outstanding and entitled to vote 26,274,723 shares of common stock, held of record by 730 persons.


     Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The required quorum for the meeting, which must be represented in person or proxy, is a majority of the outstanding shares of Common Stock. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 301 Conestoga Way, Henderson, Nevada 89015, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.



                                          1.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 1999 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission is September ___, 1999 unless the 1999 annual meeting of stockholders is held more than 30 days from February 4, 2000, in which case such stockholder proposals must be received within a reasonable period of time before the Company solicits proxies for the 1999 annual meeting. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is October ___, 1999. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                      PROPOSAL 1
                                ELECTION OF DIRECTORS

     There are four nominees for the five Board positions presently authorized in the Company's Bylaws. There is one vacant seat on the Board. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company having previously been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four (4) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

   NAME                     AGE          POSITION HELD WITH THE COMPANY
------------------------------------------------------------------------------
 Lev M. Dawson              54   Chairman of the Board, President, Chief
                                 Executive Officer and Director

 Carl E. Berg(1)(2)         59   Director

 Alan F. Shugart(1)(2)      67   Director

 Bert C. Roberts, Jr.       56   Director

-------------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

       Mr. Dawson rejoined the Company in December 1997 as Chairman of the Board, Chief Executive Officer and President. Mr. Dawson, the founder of the Company, devoted significant time to the organization of the Company from January 1988 to March 1989, served as Chairman of the Board and Chief Executive Officer from its founding in March 1989 until April 1993, and as President from March 1989 until June 1991. From May 1993 to December 1997, Mr. Dawson was involved in private family companies. From May 1978 through January 1988, Mr. Dawson was President, Chairman, and Chief Executive Officer of Robinton Products, Inc., a company which manufactured solid state meters and data retrieval systems for the electric utility industry. Mr. Dawson holds a B.S.E.E. degree in Electrical Engineering from the University of Southwestern Louisiana. Mr. Dawson also serves as a director of Dawson Ventures, Inc. and Lothaine Aviation and is a Manager of Bayou Macon Properties, LLC, Macon Ridge Development, LLC and a Managing Partner of Rayville Co. #1, LLC.

       Mr. Berg helped found the Company and has served on the Board of Directors since September 1991. For more than the past five years, Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as a director of Integrated Device Technology, Inc., Videonics, Inc., and Systems Integrated Research.

                                          2.

     Mr. Shugart joined the Company as a director in March 1992. Mr. Shugart has been the Chief Executive Officer and a director of Seagate Technology, Inc. ("Seagate") since its inception in 1979. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to the present. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to the present. Mr. Shugart currently serves as a director of Sandisk Corporation.

     Mr. Roberts joined the Company as a director in November 1998. Mr. Roberts was the Chairman of the Board of MCI Telecommunications from June 1992 to September 1998, at which time he assumed the role of Chairman of the Board of the newly merged MCI WorldCom, Inc. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of Telefonica de Espana, a telecommunications company located in Spain, since March 1998; a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since November 1995.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended March 29, 1998, the Board of Directors held five meetings. The Board has an Audit Committee and a Compensation Committee. The Board at large serves as the Nominating Committee.

     The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. It recommends the independent public accountants to the Board and receives and considers the accountants' comments concerning controls, the adequacy of the Company's staff and management performance and procedures in connection with audit and financial controls. The Audit Committee did not meet during the 1998 fiscal year. It currently is composed of Messrs. Berg and Shugart, the Company's two non-employee directors.

     The Compensation Committee's responsibilities include making recommendations concerning salaries and incentive compensation, awarding stock options to employees and consultants under the Company's stock option plans and otherwise determining compensation levels. The Compensation Committee also performs other functions regarding compensation that the Board delegates to it. The Compensation Committee is composed of Messrs. Berg and Shugart, the Company's two non-employee directors. It met three times during the 1998 fiscal year.

     During the fiscal year ended March 29, 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.


                                      PROPOSAL 2
             AMENDMENT OF 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). At November 13, 1998, there were 340,000 shares of the Company's Common Stock authorized for issuance under the Directors' Plan.

     At November 13, 1998, options (net of canceled or expired options) covering an aggregate of 340,000 shares of the Company's Common Stock had been granted under the Directors' Plan and 0 shares (as well as any shares that might in the future be returned to the Directors' Plan as a result of cancellation or expiration of options) remained available for future grant under the Directors' Plan. During the last fiscal year, under the Directors' Plan, the Company granted to all current non-employee directors as a group options to purchase 68,897 shares at exercise prices of $5.12 and $6.50 per share.


                                          3.

     In November, 1998, the Board approved an amendment to the Directors' Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Directors' Plan by 410,000 shares from a total of 340,000 shares to 750,000 shares. The Board adopted this amendment to ensure that the Company can continue to attract and retain qualified non-employee directors by compensating them at levels determined appropriate by the Board.

     Stockholders are requested in this Proposal 2 to approve the Directors' Plan, as amended. If the stockholders fail to approve this Proposal 2, the number of shares authorized for issuance under the Directors' Plan will remain at 340,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Directors' Plan are outlined below:

GENERAL

     The Directors' Plan provides for automatic, non-discretionary grants of nonstatutory stock options to non-employee directors of the Company. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

     The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not less than two (2) members of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any such committee as well as to the Board of Directors itself.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate of the Company. Three of the Company's four (4) current directors are eligible to participate in the Directors' Plan.

TERM OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

     NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary and made solely in accordance with the express provisions of the Directors' Plan.

     Each Non-Employee Director who was serving on the Board on February 13, 1996 (the "Effective Date") who had never previously been granted an option by the Company was granted an option to purchase one hundred thousand (100,000) shares of Common Stock on such date. In addition, each person who is first elected to the Board, and who otherwise qualifies as a Non-Employee Director, after the Effective Date shall be granted, at the time of such election, an option to purchase one hundred thousand (100,000) shares of Common Stock. (The first grant received by a Non-Employee Director under the Directors' Plan shall hereafter be referred to as the "Initial Grant.") Thereafter, on each anniversary date of an Initial Grant, whether such anniversary is the Effective Date of the Directors' Plan or the anniversary of initial election to the


                                          4.

Board, each Non-Employee Director who continues to serve on the Board shall automatically be granted an option (an "Annual Grant") to purchase that number of shares equal to the difference between (i) one hundred thousand (100,000) shares and (ii) that number of shares underlying all other option grants held by the Non-Employee Director on the date of Annual Grant which have not vested as of the date of grant of such Annual Grant. No options other than the Initial Grants and Annual Grants described above may be granted under the Directors' Plan.

     OPTION EXERCISE. An Initial Grant shall vest and become exercisable with respect to twenty percent (20%) of the option shares on each of the first and second anniversaries of the Initial Grant grant date and with respect to the remaining sixty percent (60%) of the option shares in twelve (12) equal quarterly installments over the following three (3) years thereafter. An Annual Grant shall vest and become exercisable with respect to the option shares in twelve (12) equal quarterly installments. Such vesting is conditioned upon continued service as a Non-Employee Director or employee of or consultant to the Company. Subject to provisions contained herein, no option granted under the Directors' Plan may be exercised (i) with respect to unvested shares after the date service as a Non-Employee Director or employee of or consultant to the Company has terminated, and (i) with respect to vested shares 12 months after the date service as a Non-Employee Director or employee of or consultant to the Company has terminated. See "Effect of Certain Corporate Events" below.

     An option may not be exercised for less than one thousand (1,000) shares unless (i) the entire number of shares subject to a vested installment is less than one thousand (1,000) or (ii) the exercise represents the final exercise of the option.

     EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to one hundred percent (100%) of the fair market value of the Common Stock on the date such option is granted. Fair market value, for purposes of the Directors' Plan, shall be the last sale price per share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of the option grant. The exercise price of options granted may be paid
(i) in cash, (ii) in shares of Common Stock of the Company at the time the option is exercised or (iii) or pursuant to a "same-day" sale program which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Common Stock. However, to the extent an option is exercised for one thousand (1,000) shares or less, the exercise price must be paid in cash.

     TRANSFERABILITY; TERM. Under the Directors' Plan, an option is not transferable, except as specifically provided for in the option agreement, pursuant to a will or the laws of descent and distribution, or pursuant to a domestic relations order. No option granted under the Directors' Plan is exercisable by any person after the expiration of ten (10) years from the date the option is granted.

     OTHER PROVISIONS. The option agreement evidencing an option granted under the Directors' Plan may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan, as may be determined by the Board in its sole discretion.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares subject to the Directors' Plan and options outstanding thereunder will be appropriately adjusted as the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of certain specified types of merger or other corporate reorganizations, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company within twelve (12) months before or after its adoption by the Board if such amendment requires stockholder approval in order for the Directors' Plan to meet the requirements of


                                          5.

Rule 16b-3 of Securities Exchange Act of 1934 (the "Exchange Act") or the Nasdaq or securities exchange rules, as applicable.

FEDERAL INCOME TAX INFORMATION

     Options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options under Section 422 of the Code. The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan.

     Options granted under the Directors' Plan are nonstatutory stock options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income at the time the option was exercised. Such gain or loss will be long or short-term depending on how long the stock was held.


                                    PROPOSAL 3
                          APPROVAL OF PRIVATE FINANCING

     The Company is seeking approval from the stockholders of the issuance of shares of Common Stock issuable upon (i) conversion of an aggregate of 7,500 shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") sold in a private transaction on July 27, 1998, (ii) conversion of an aggregate of 7,500 shares of the Company's Series B Convertible Preferred Stock ("Series B Stock" and together with the Series A Stock, the "Preferred Stock") sold in a private transaction on December 18, 1998, and (iii) exercise of warrants (the "Warrants") issued or issuable in connection with such transactions to purchase up to 1,667,537 shares of the Company's Common Stock as described below. Such approval would have the effect of removing certain limitations under rules of the National Association of Securities Dealers, Inc. (the "NASD"), which would limit the conversion rights of the holders of the Preferred Stock and exercise rights of the holders of the Warrants to converting only such number of shares of Preferred Stock and exercising such Warrants as would collectively cause 5,071,913 shares of Common Stock to be issued. The terms of the private transactions in which the Company sold the Preferred Stock require the Company to seek this approval and provide that if this approval is not obtained on or before February 8, 1999 then, under certain conditions, the Preferred Stock will become redeemable at the option of the holders.


     Stockholders are requested in this Proposal 3 to approve the issuance of the Company's Common Stock upon conversion of the Preferred Stock and exercise of the Warrants as described above. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Proposal
3. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

BACKGROUND


     On July 27, 1998, the Company raised $10,000,000 in the first installment of a debt and equity financing, which ultimately may raise up to $25,000,000. The first installment comprised the sale on that date of 7,500 shares of Series A Stock and Warrants to purchase 447,761 shares of the Company's Common Stock to CC Investments, LDC, an institutional investor (the "Investor"), for an aggregate purchase price of $7,500,000, and a loan of $2,500,000 from Baccarat Electronics, Inc., an affiliate of a Director of the Company ("Baccarat"). The Investor agreed to purchase an additional 7,500 shares of Series A Stock and Warrants to purchase up to an additional 447,761 shares of the Company's Common Stock for an aggregate purchase price of $7,500,000 upon the achievement of certain milestones. Baccarat's loan agreement with the Company requires it to loan the Company an additional $7,500,000 under certain conditions.

                                          6.

     In connection with the transactions which occurred on July 27, 1998, the Company issued to the placement agent in the transaction a Warrant to purchase 87,500 shares of the Company's Common Stock, and issued to Baccarat in connection with the extension of the $2,500,000 loan to the Company a Warrant to purchase 149,254 shares of the Company's Common Stock. The Company will issue additional Warrants to Baccarat in the amount of 447,761 shares of the Company's Common Stock multiplied by the fraction equal to the dollar amount of additional loans actually made to the Company divided by $7,500,000.


     On December 11, 1998, the Company and the Investor amended the terms of the Investor's agreement to purchase 7,500 additional shares of Series A Stock and accompanying Warrants to purchase 447,761 shares of the Company's Common Stock, by agreeing to replace such obligation with the obligation to purchase 7,500 shares of the Company's Series B Stock and Warrants (with slightly modified terms) to purchase 447,761 shares of the Company's Common Stock. In addition, in connection with this amended agreement the Company and the Investor agreed to replace the Warrant issued to the Investor in the July 27, 1998 with a Warrant to purchase the same number of shares with the same modified terms as the Warrant issued in the Series B Stock transaction. On December 18, 1998 the Company sold the 7,500 shares of Series B Stock and Warrants to purchase
447,761 shares of the Company's Common Stock to the Investor for an aggregate purchase price of $7,500,000. In connection with this closing, the Company issued to the placement agent an additional Warrant to purchase 87,500 shares of the Company's Common Stock.


     The Warrants issued to the Investor, and issued and to be issued to Baccarat, have an exercise price of $6.7838 per share. The Warrants issued to the placement agent have an exercise price of $4.9375 per share.


TERMS OF THE PREFERRED STOCK AND WARRANTS

SERIES A STOCK


     Each share of Series A Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 28, 1999 (or January 27, 1999 in the event the Company has not signed and announced a material contract or contracts for the sale of batteries by January 27, 1999). After the applicable date, the conversion price will be the lower of $6.03 and 101% of the average of the two (2) lowest of the closing bid prices of the Common Stock for a period of 10-15 consecutive trading days ending on the trading day immediately preceding the conversion date (the "Series A Variable Conversion Price"). However, in connection with the issuance of the Series B Stock, the Investor agreed that if the Investor converts Series A Stock at a time the Series A Variable Conversion Price is the applicable price, then the Investor will contribute to capital of the Company the difference between the number of shares actually issued upon conversion and the number of shares that would have been issued if the $6.03 conversion price had been applicable. This provision has

                                          7.

the practical effect of causing the Series A Stock effectively to convert at all times at $6.03 per share.


     The Series A Stock bears no dividends, has a liquidation preference per share equal to $1,000 plus 60x(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the liquidation event, and does not have any voting privileges except as are required by law. The Series A Stock is redeemable at the option of the holder at a premium in the event that a "Redemption Event" occurs. A "Redemption Event" includes, but is not limited to: (i) the Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on any of, the Nasdaq National Market System, the Nasdaq SmallCap Market, the American Stock Exchange, or the New York Stock Exchange; (ii) failure by the Company of its obligation to remove any restrictive legends on any certificate for any shares of Common Stock issued to the holders of Series A Stock or Warrants upon conversion of the Series A Stock or Warrants; (iii) the Company's failure to deliver shares of Common Stock upon conversion of the Series A Stock when required; (iv) the Company breaches any material covenant or other material term of its agreements governing the terms of the Series A Stock and Warrants; (v) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Series A Stock shall be false or misleading in any material respect when made and the breach of which has had or could reasonably be expected to have a material adverse effect; (vi) the Registration Statement required to be filed by the Company with respect to the Common Stock underlying the Series A Stock and Warrants has not been timely filed or declared effective; (vii) the Company fails to increase the number of shares of Common Stock reserved for issuance upon conversion of the Series A Stock when required; (viii) the Company fails to obtain stockholder approval of this Proposal 3 and thereafter the holders of Series A Stock cannot convert all of their shares of Series A Stock to Common Stock; (ix) the Company fails to meet certain registration requirements; or (x) Lev Dawson shall cease to be chief executive officer of the Company for any reason prior to July 27, 1999.


     The Company shall not, without first obtaining the approval of the holders of the Series A Stock: (a) alter or change the rights, preferences or privileges of the Series A Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Stock; (c) create any securities senior to or PARI PASSU with the Series A Stock; (d) increase the authorized number of shares of Series A Stock; (e) redeem, or declare or pay any cash dividend or distribution on, any junior securities; or (f) take certain actions which would result in any taxation with respect to the Series A Stock.


     Pursuant to the terms of the Series A Stock, no holder may convert the Series A Stock it owns for any shares of Common Stock that will cause it to own following such conversion in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Series A Stock is subject to further limitation on exercise as set forth under "-Stockholder Approval" below. The Series A Stock will automatically convert to Common Stock on July 27, 2001 if certain events are met, including the approval of this Proposal 3.

SERIES B STOCK

                                          8.

     Each share of Series B Stock is convertible into a number of shares of Common Stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share until July 27, 1999. After July 27, 1998, the conversion price will be the lower of $6.03 and 101% of the average of the six (6) lowest of the closing bid prices of the Common Stock for a period of 10 consecutive trading days ending on the trading day immediately preceding the conversion date (the "Series B Variable Conversion Price"). When the Series B Variable Conversion Price is applicable, the number of shares of Common Stock issuable upon conversion will be inversely proportional to the market price of the Common Stock at the time of conversion at any time when the market price is less than $6.03 (i.e., the number of shares will increase as the market price of the Common Stock decreases).


     The Series B Stock bears no dividends, has a liquidation preference per share equal to $1,000 plus 60x(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the liquidation event, and does not have any voting privileges except as are required by law. The Series B Stock is redeemable at the option of the holder at a premium in the event that a "Redemption Event" occurs. A "Redemption Event" consists of those same events as constitute a Redemption Event under the Series A Stock, but as applied to the Series B Stock.


     The Company shall not, without first obtaining the approval of the holders of the Series B Stock: (a) alter or change the rights, preferences or privileges of the Series B Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Stock; (c) create any securities senior to or PARI PASSU with the Series B Stock; (d) increase the authorized number of shares of Series B Stock; (e) redeem, or declare or pay any cash dividend or distribution on, any junior securities; or (f) take certain actions which would result in any taxation with respect to the Series B Stock.


     Pursuant to the terms of the Series B Stock, no holder may convert the Series B Stock it owns for any shares of Common Stock that will cause it to own following such conversion in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Series B Stock is subject to further limitation on exercise as set forth under ""-Stockholder Approval" below. The Series B Stock will automatically convert to Common Stock on July 27, 2001 if certain events are met, including the approval of this Proposal 3.


WARRANTS


     The Warrants issued to the Investor, and issued or are issuable to Baccarat, are exercisable for Common Stock at $6.7838 per share. The Warrants issued to the placement agent are exercisable for Common Stock at $4.94 per share. The Warrants are exercisable through July 27, 2003, and provide for antidilution protection in the event of the issuance or deemed issuance of Common Stock at a price less than the fair market value of the Common Stock, subject to certain exceptions.

                                          9.

     Pursuant to the terms of the Warrants, no holder may exercise the Warrants it owns for any shares of Common Stock that will cause it to own following such exercise in excess of 4.9% of the shares of the Company's Common Stock then outstanding. The Warrants are subject to further limitations on exercise as set forth under ""-Stockholder Approval" below.


     The Warrants provide that the holder may effect a "cashless" exercise of the Warrants. Upon effecting a cashless exercise, the Company would issue to the holder of the Warrant, without receipt of payment of any kind, the number of shares as would equal the number of shares as would have been issued upon full exercise of the Warrant had the exercise price been paid in full, multiplied by the fraction equal to (i) the difference between the exercise price and the fair market value of the Common Stock on the date of the cashless exercise, divided by (ii) the fair market value of the Common Stock on the date of the cashless exercise.


GENERAL


     Except with respect to certain redemption rights of the Company for the Preferred Stock and the limitation under Nasdaq regulations which limit the aggregate amount of shares of Common Stock which the Company may issue at a discount from market price upon conversion of the Preferred Stock and exercise of Warrants without stockholder approval (which stockholder approval the Company is requesting in this Proposal 3), there is no cap on the number of shares of Common Stock which may be issued. In addition, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock and the exercise of Warrants is subject to adjustment upon the occurrence of certain dilutive events.


        In connection with the issuance of the Preferred Stock and Warrants, the Company granted to the purchasers thereof certain rights to have the Company register for resale the Common Stock issuable upon conversion or exercise thereof under the Securities Act of 1933, as amended.


STOCKHOLDER APPROVAL


     The issuance of the Company's Common Stock upon conversion of the Preferred Stock and upon exercise of all the Warrants issued or to be issued in excess of 5,071,913 shares is subject to stockholder approval pursuant to the Rules of the Nasdaq National Market. Rule 4460(i)(1)(D) of the National Association of Securities Dealers (the "20% Rule") sets forth designation criteria for continued inclusion of the Common Stock on the Nasdaq National Market. The 20% Rule requires companies that are listed on the Nasdaq National Market to obtain stockholder approval prior, among other things, to issuing common stock (or securities convertible into or exercisable for common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued exceeds 20% of the common stock or voting power of the Company outstanding prior to the issuance.


     Because the conversion rate of the Preferred Stock will vary based upon the date of conversion, and may further vary with the trading price of the Company's Common Stock, the number of shares of Common Stock issuable upon conversion of all of the Preferred Stock now outstanding, and upon exercise of all of the Warrants now outstanding and/or to be issued in

                                          10.

connection with the Baccarat loan described above, may exceed 5,071,913 shares. Therefore, it may be a condition to the conversion of all of the Preferred Stock and sale and issuance of the Common Stock upon exercise of the Warrants that the Company's stockholders approve such issuance. On the date of the Annual Meeting, assuming no limitations on the conversion of the Preferred Stock and exercise of the Warrants, the 15,000 shares of Preferred Stock will be convertible into approximately 2,536,632 shares of Common Stock, and the Warrants already outstanding will be exercisable for 1,219,776 shares of Common Stock.


CONSEQUENCES OF NON-APPROVAL


     As described above, in the event that the stockholders do not approve the issuance as they are being requested to do in this Proposal 3 and the holders of the Preferred Stock and Warrants are not able to convert the Preferred Stock and exercise the Warrants as they desire because the stockholders do not approve the issuance as they are being requested to do in this Proposal 3, then the holders of the Preferred Stock will be entitled to demand redemption of the Preferred Stock at a premium.


     In addition, in consideration for the purchasers' agreements to purchase the Preferred Stock and Warrants, the Company agreed to use its best efforts to obtain stockholder approval of the conversion and exercise of those securities. Therefore, if Proposal 3 is not approved, that agreement could require the Company to continue to seek stockholder approval of the conversion and exercise of those securities, which could be expensive for the Company.


RELATIONSHIP OF PURCHASERS TO DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


     Baccarat is a corporation of which Carl Berg, a director of the Company, is President and principal stockholder.


REASONS FOR THE FINANCINGS AND USE OF PROCEEDS.


     The Company entered into the financings as described above to raise capital for operating activities, and currently intends to use the proceeds of the financings for working capital, purchases of capital equipment, and to pay the costs of the financings.


FURTHER INFORMATION


     The terms of the Preferred Stock and Warrants are complex and are only briefly summarized in this Proxy Statement. Stockholders wishing further information concerning the rights, preferences and terms of the Preferred Stock and Warrants are referred to the full description thereof contained in the Company's Current Reports on Form 8-K and exhibits thereto filed with the Securities and Exchange Commission on August 4, 1998 and December 21, 1998, which can be viewed in the public reading rooms maintained by the Commission at Securities Exchange Commission, Public Reference Branch, Stop 1-2, 450 Fifth Street, NW, Washington, DC, 20549-1004. The Company's Current Reports on Form 8-K may also be viewed on the web site maintained by the Securities and Exchange Commission at

                                          11.

http://www.sec.gov. The description of terms, preferences and rights of the Company and holders of Preferred Stock with respect to the outstanding Preferred Stock and of the Warrants contained herein is qualified in its entirety by reference to the complete description of these preferences, rights and terms sets forth in the Company's Current Reports on Form 8-K.



                                      PROPOSAL 4
             RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 28, 1999, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's Financial statements since January 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                 MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.




                                          12.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's common stock as of November 1, 1998 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation table under the caption "Executive Compensation" below; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.


                                                       BENEFICIAL   OWNERSHIP(1)
                                                      --------------------------
                                                       NUMBER OF      PERCENT OF
        BENEFICIAL OWNER                                 SHARES         TOTAL
        ----------------                              ------------ -------------
        Carl E. Berg(2)                                  4,574,414      17.68%
               10050 Bandley Drive
               Cupertino, CA 95014

        Lev Dawson(3)                                    1,952,897       7.61%
               301 Conestoga Way
               Henderson, NV  89015

        Bell Communications Research, Inc.               1,500,000       5.85%
               445 South Street
               Morristown, NJ  07960

        Calvin L. Reed(4)                                  140,000       *

        William J. Masuda(4)                               173,067       *

        Alan F. Shugart(4)                                 211,114       *

        Bradley A. Perkins(4)                               26,256       *

        R. Joseph Horning(4)                               144,472       *

        Bert C. Roberts, Jr.                                20,000       *

        David Archibald(5)                                  90,789       *

        Tibor Kalnoki-Kis(4)                                     0       *

        All directors and executive officers as a        6,902,897      26.45%
         group (5 persons)(6)

-------------------
*     Less than one percent (1%)

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 25,649,800 shares of common stock outstanding on November 1, 1998, adjusted as required by rules promulgated by the Commission.

(2) Includes 150,000 shares held by Mr. Berg; 77,338 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of November 1, 1998; 1,222,825 shares and warrants to purchase an aggregate of 149,254 shares held by Baccarat Electronics, Inc., of which Mr. Berg is President and principal stockholder; 2,499,997 shares held by Baccarat Development Partnership for which Mr. Berg serves as the President of the corporate general partner; 300,000 shares held by West Coast Venture Capital, of which Mr. Berg is President and principal stockholder; 105,000 shares held by Berg & Berg Enterprises, Inc. and 70,000 shares held by Berg & Berg Profit Sharing Plan
      U/A 1/1/80 FBO Carl E. Berg Basic Transfer Carl

                                         13.

      E. Berg, Trustee. Does not include 80,000 shares held in trust for Mr. Berg's children. Mr. Berg is not a trustee of the trust and he disclaims beneficial ownership of such shares.

(3) Includes 1,933,144 shares held by Mr. Dawson, of which 1,803,144 shares are pledged to the Company as collateral for certain promissory notes, and 19,753 shares issuable upon exercise of options within 60 days of November 1, 1998.

(4) All shares are issuable upon exercise of options that are exercisable within 60 days of November 1, 1998.


(5) Includes 15,000 shares held by Mr. Archibald and 75,789 shares issuable upon exercise of options within 60 days of November 1, 1998.


(6) Includes 452,677 shares issuable upon exercise of options within 60 days of November 1, 1998 and 149,254 shares issuable upon exercise of warrants exercisable within 60 days of November 1, 1998. Does not include shares beneficially owned by the 5 former executive officers listed in the Summary Compensation Table under the caption "Executive Compensation" below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 29, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The Company's non-employee directors receive no cash compensation, but are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's 1990 Stock Option Plan (the "1990 Plan").

     Each non-employee director of the Company also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. The plan provides that new directors will receive an initial stock option of 100,000 shares of common stock upon their election to the Board. The exercise price for this initial option will be the fair market value on the day it is granted. This initial option will vest one-fifth on the first and second anniversaries of the grant of the option, and quarterly over the next three years. On each anniversary of the director's election to the Board, the director will receive an annual stock option in the amount of 100,000 shares less the total amount of unvested shares remaining in the initial option and any annual options previously granted. The exercise price for this new option will be the fair market value on the day it is granted. This annual option will vest quarterly over a three year period. A director who had been granted an option prior to the adoption of the Directors' Plan will start receiving annual grants on the anniversary date of that director's prior grant. A director who had not received an option upon becoming a director will receive an initial stock option of 100,000 shares on the date of the adoption of the plan, and then receive annual options on the anniversary dates of that grant. No options granted under the Directors' Plan may be exercised until the plan is approved by the stockholders.

     During the last fiscal year, the Company granted options covering 26,668 shares to Carl Berg, at an exercise price per share of $6.50, and 42,224 shares to Alan Shugart, at an exercise price per share of $5.12, non-employee directors of the Company, under the Directors' Plan. The fair market value of such Common Stock on the dates of grant was $6.50 and $5.12, respectively, per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant). As of November 13, 1998, no options had been exercised under the Directors Plan.


                                         14.

COMPENSATION OF EXECUTIVE OFFICERS

     Executive officers are eligible to receive stock options under the 1990
Plan.

     In June 1996, the Compensation Committee of the Board passed a resolution that provides for the automatic granting of stock options to the officers of the Company. According to this resolution, each quarter, each officer receives a grant of options under the 1990 plan in an amount necessary to keep the amount of unvested options held by that officer at a predetermined level. These levels are 360,000 shares for the CEO, 180,000 shares for an executive vice president, and 120,000 shares for a vice president. The resolution was effective when passed, and the Company's officers have been receiving such grants since that time. The resolution further provided that in the event the Company ever grants a bonus to any officer, that one half of any such bonus would be held by the Company for use by the officer only for exercising his or her stock options. To date, no bonuses have been granted to any officer.

     Calvin L. Reed was employed by the Company through December 31, 1997. He received severance pay equivalent to one year's salary and accelerated vesting of several stock option grants. On his last day with the Company, the following stock option amounts vested: thirty thousand (30,000) shares of Mr. Reed's second stock option grant, dated June 17, 1994; fifteen thousand (15,000) shares of his third stock option grant, dated June 17, 1994; twenty-one thousand seventy-two (21,072) shares of his eighth stock option grant, dated December 30, 1996; three thousand seven hundred fifty (3,750) shares of Mr. Reed's fourth stock option grant, dated March 25, 1996; thirty-five thousand three hundred fifty-six (35,356) shares of his thirteenth stock option grant, dated December 29, 1997; seven thousand seven hundred thirty-three (7,733) shares of his sixth stock option grant, dated July 1, 1996; and thirty-seven thousand eighty-nine (37, 089) shares of his fifth stock option grant, dated June 7, 1996.

     William J. Masuda was employed by the Company through January 9, 1998. He received severance pay equivalent to six months' salary and accelerated vesting of several stock option grants. On his last day with the company, the following stock option amounts vested: twenty-two thousand five hundred (22,500) shares of Mr. Masuda's second stock option grant, dated June 17, 1994; thirteen thousand five hundred twenty-four (13,524) shares of his seventh stock option grant, dated December 30, 1996; one thousand eight hundred seventy-five (1,875) shares of his third stock option grant, dated March 25, 1996; seventeen thousand three hundred eighty-one (17,381) shares of Mr. Masuda's eleventh stock option grant, dated December 29, 1997; three thousand five hundred thirteen (3,513) shares of his fifth stock option grant, dated July 1, 1996; and fifty-one thousand two hundred seven (51,207) shares of his fourth stock option grant, dated June 7, 1996.

     Bradley A. Perkins was employed by the Company through January 16, 1998. The vesting of several of his stock option grants was accelerated. On his last day of with the Company, the following stock option amounts vested: nineteen thousand nine hundred fifty (19,950) shares of Mr. Perkins' fourth stock option grant, dated September 2, 1994; twelve thousand (12,000) shares of his third stock option grant, dated June 17, 1994; three thousand four hundred seventy-two (3,472) shares of his ninth stock option grant, dated December 30, 1996; one thousand two hundred fifty (1,250) shares of Mr. Perkins' fifth stock option grant, dated March 25, 1996; and eleven thousand three hundred twenty-eight (11,328) shares of his thirteenth stock option grant, dated December 29, 1997.

     The following table shows for the fiscal years ended March 29, 1998, March 30, 1997 and March 31, 1996, certain compensation awarded or paid to, or earned by the Company's Chief Executive Officer, its other two executive officers who total salary and bonus was at least $100,000 in fiscal 1998, and four additional executive officers for whom such disclosures would have been required but for the fact that the person was not serving as an executive officer of the Company at March 29, 1998 (the "Named Executive Officers"):




                                         15.

                              SUMMARY COMPENSATION TABLE

                                                                                                       LONG
                                                                                                       TERM
                                                                                                      COMPEN-
                                                                ANNUAL                 OTHER          SATION
                                                             COMPENSATION              ANNUAL         AWARDS           ALL OTHER
                                                   -------------------------------     COMPEN-  -----------------       COMPEN-
                                          FISCAL       SALARY            BONUS         SATION        OPTIONS(1)         SATION
 NAME AND PRINCIPAL POSITION               YEAR         ($)               ($)            ($)            (#)               ($)
-----------------------------------------------------------------------------------------------------------------------------------
 Lev M. Dawson                             1998            82,923         --              --         1,000,000(12)    9,762.23(2)
 Chairman of the Board, Chief              1997                --         --              --                --              --
 Executive Officer and President           1996                --         --              --                --              --

 Calvin L. Reed(7)                         1998           182,692         --              --           123,415         258,108(5,6)
 Former Chairman of the Board,             1997           250,000         --              --           297,630           7,540(5)
 Chief Executive Officer and               1996           250,000         --              --            30,000           4,854(5,3)
 President

 William J. Masuda(8)                      1998           141,346         --              --            68,894          87,500(6)
 Former Executive Vice President,          1997           175,000         --              --           136,000              --
 Worldwide Operations                      1996           175,000         --              --                --             476(3)

 Tibor Kalnoki-Kis(9)                      1998           175,000         --          60,464(4)             --              83(3)
 Former Vice President and Chief           1997            10,769         --           5,233(4)        150,000              --
 Technical Officer                         1996                --         --              --                --              --


 R. Joseph Horning                         1998           145,600         --              --            44,762              42(3)
 Vice President, Engineering               1997           145,600         --              --            44,442              --
                                           1996           145,600         --          12,500(4)         10,000          48,531(2)

 David P. Archibald(10)                    1998           133,599         --          19,896(4)         39,560              --
 Former Vice President and Chief           1997           130,000         --          21,104(4)         34,134              --
 Financial Officer                         1996            62,183         --          11,014(4)        110,000          47,323(2)

 Bradley A. Perkins (11)                   1998           102,500         --          13,926(4)         42,811              --
 Former Vice President and                 1997           130,000         --          13,529(4)         69,117              --
 General Counsel                           1996           130,000         --          11,898(4)         10,000           7,679(2,3)

(1)    The Company has no stock appreciation rights ("SARs").
(2) Relocation expenses (moving expenses, tax gross-up payments related to sale of home, meals, relocation payment, travel expenses, etc.) related to the Company's move to Henderson, Nevada.
(3) Patent award payments. Patent awards are granted to employees of the Company for inventions made by employees for which they have submitted invention disclosures to the Company, for which the Company has filed a patent application with the United States Patent and Trademark Office, or for which a patent has been issued by the United States Patent and Trademark Office.
(4) Amounts forgiven under loans provided to the Named Executive Officer by the Company.
(5)    Life insurance premium payments.
(6)    Severance payments.
(7)    Calvin L. Reed was employed by the Company through December 31, 1997.
(8)    William J. Masuda was employed by the Company through January 9, 1998.
(9)    Tibor Kalnoki-Kis was employed by the Company through June 8, 1998.
(10)   David P. Archibald was employed by the Company through September 4,
       1998.
(11)   Bradley A. Perkins was employed by the Company through January 16, 1998.
(12)   The shares are exercisable over a period of eighteen (18) months.

                                         16.

                          STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers pursuant to its 1990 Plan. As of November 13, 1998, options to purchase a total of 1,166,533 shares were outstanding under the 1990 Plan and 1,470,857 shares remained available for grant thereunder. The following tables show for the fiscal year ended March 29, 1998, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                          OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                         -------------------------------
                                                          PERCENT OF
                                                             TOTAL                                    POTENTIAL REALIZABLE VALUE
                                                            OPTIONS                                   AT ASSUMED ANNUAL RATES OF
                                                          GRANTED TO                                 STOCK PRICE APPRECIATION FOR
                                            OPTIONS        EMPLOYEES       EXERCISE                         OPTION TERM(3)
                                            GRANTED        IN FISCAL        PRICE       EXPIRA-    ---------------------------------
 NAME                                       (#)(1)          YEAR(2)         ($/SH)     TION DATE        5% ($)          10% ($)
------------------------------------------------------------------------------------------------------------------------------------
 Lev M. Dawson(4)                                39,506       2.3%             $5.06     12/31/07       $  125,799         $318,799
                                                660,494      37.9               5.06     12/31/07        2,103,219        5,329,939
                                                300,000      17.2               5.06     12/31/07          955,294        2,420,888

 Calvin L. Reed                                  29,855       1.7               6.31      3/30/07          118,541          300,405
                                                 29,854       1.7               8.88      10/2/07          166,656          422,337
                                                 28,350       1.6               8.88      10/2/07          158,260          401,060
                                                 35,356       2.0               4.63     12/28/07          102,855          260,653

 William J. Masuda                               19,161       1.1               6.31      3/30/07           76,080          192,800
                                                 19,161       1.1               8.88      10/2/07          106,964          271,066
                                                 13,191       0.8               8.88      10/2/07           73,637          186,610
                                                 17,381       1.0               4.63     12/28/07           50,564          128,137

 Tibor Kalnoki-Kis                                  --        --                 --           --               --               --

 R. Joseph Horning                               10,829       0.6               6.31      3/30/07           42,997          108,963
                                                 10,828       0.6               8.88      10/2/07           60,446          153,181
                                                 10,280       0.6               8.88      10/2/07           57,387          145,429
                                                 12,825       0.7               4.63     12/28/07           37,310           94,549

 David P. Archibald                               6,135       0.4               6.31      3/30/07           24,359           61,731
                                                 15,134       0.9               8.88      10/2/07           84,484          214,097
                                                  8,072       0.5               8.88      10/2/07           45,061          114,193
                                                 10,219       0.6               4.63     12/28/07           29,728           75,337

 Bradley A. Perkins                              10,422       0.6               6.31      3/30/07           41,381          104,867
                                                 10,421       0.6               8.88      10/2/07           58,174          147,423
                                                  9,640       0.6               8.88      10/2/07           53,814          136,375
                                                 12,328       0.7               4.63     12/28/07           35,864           90,885
---------------------------------------

 (1) Options granted in fiscal 1998 generally vest over four years, with 1/16 of the shares vesting each quarter and with full vesting occurring on the fourth anniversary date. See "Executive Compensation" for a description of severance agreements and how they affect the vesting of options for Mr. Reed, Mr. Masuda and Mr. Perkins.
 (2) Based on an aggregate of 1,742,832 options granted to employees, including the Named Executive Officers, in fiscal year 1998.
 (3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
 (4)  Mr. Dawson's options vest over eighteen months from date of grant.


                                         17.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                     SHARES
                                    ACQUIRED                    NUMBER OF UNEXERCISED OPTIONS       VALUE OF UNEXERCISED IN-THE-
                                       ON          VALUE                AT FY-END (#)              MONEY OPTIONS AT FY-END ($)(1)
                                    EXERCISE      REALIZED    ---------------------------------  -----------------------------------
 NAME                                 (#)           ($)         EXERCISABLE     UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
 Lev M. Dawson                        960,494(2)           0                0            39,506                 0                  0

 Calvin L. Reed                       338,500      1,656,208          382,740                 0           702,185                  0

 William J. Masuda                     47,500        295,015          256,661                 0           239,107                  0

 Tibor Kalnoki-Kis                          0              0           37,500           112,500                 0                  0

 R. Joseph Horning                     25,000        119,380          127,511           153,815           107,693             69,435

 David P. Archibald                         0              0           73,100           110,594            58,562             56,136

 Bradley A. Perkins                    24,000        192,130          127,216                 0           115,647                  0

----------------------------------------------
(1) Based on the fair market value of the Company's Common Stock as of March 29, 1998 ($4.938) minus the exercise price of the options multiplied by the number of shares underlying the option.
(2)   See "Certain Transactions."

EMPLOYMENT AGREEMENTS

     In May 1991, the Company entered into an agreement with Mr. Reed pursuant to which Mr. Reed joined the Company as its President and Chief Operating Officer for an annual salary of $250,000. The Company also granted Mr. Reed an option to purchase 700,000 shares of common stock at an exercise price of $0.25 per share, with 20% vesting immediately and the remainder vesting over a four-year period.

     In January 1993, the Company entered into an employment agreement with Mr. Horning pursuant to which the Company retained Mr. Horning as its Director of Product Engineering for an annual salary of $125,000. The Company granted Mr. Horning an option to purchase 22,000 shares of common stock at an exercise price of $22.75 per share, vesting over a five-year period. In addition, the Company agreed to pay Mr. Horning's relocation expenses. The Company also loaned Mr. Horning $45,000 pursuant to a loan agreement, in which the Company forgave the loan at a rate of $15,000 per year of his employment. Mr. Horning became a Vice President of the Company in September 1993.

     In February 1997, the Company entered into an employment agreement with Dr. Kalnoki-Kis pursuant to which the Company retained Dr. Kalnoki-Kis as its Vice President and Chief Technical Officer at an annual salary of $175,000. The Company granted Dr. Kalnoki-Kis an option to purchase 150,000 shares of common stock at an exercise price of $5.88 per share, vesting over a four-year period. In addition, the Company agreed to pay Dr. Kalnoki-Kis's relocation expenses. The Company also loaned Dr. Kalnoki-Kis $200,000 pursuant to a loan agreement, in which the Company will forgive the principle and interest over the first four years of his employment. Dr. Kalnoki-Kis left the Company in June 1998.

     In January 1998, the Company entered into an employment agreement with Lev
M. Dawson pursuant to which the Company retained Mr. Dawson as its Chairman of the Board, Chief Executive Officer and President at an annual salary of $280,000. The Company granted Mr. Dawson an option to purchase 1,000,000 shares of common stock at an exercise price of $5.06 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Dawson's relocation expenses.

     In January 1998, the Company entered into an employment agreement with Joseph P. Hendrickson pursuant to which the Company retained Mr. Hendrickson as its Vice President of Administration at an annual salary of $175,000. Subsequently, Mr. Hendrickson was promoted to Senior Vice President of Operations at an annual salary of $200,000. The Company granted Mr. Hendrickson an option to purchase 150,000 shares of common stock at an exercise price of $5.31 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Hendrickson's relocation expenses.

                                         18.

                             OPTION REPRICING INFORMATION

     The following table shows certain information concerning option repricings received by any Named Officer during the last ten years.

                            TEN YEAR OPTION/SAR REPRICINGS

                                                                                                                       LENGTH OF
                                                  NUMBER OF                                                            ORIGINAL
                                                   OPTIONS/       MARKET PRICE                                        OPTION TERM
                                                     SARS          OF STOCK AT      EXERCISE PRICE                   REMAINING AT
                                                   REPRICED          TIME OF          AT TIME OF          NEW           DATE OF
                                                      OR          REPRICING OR       REPRICING OR      EXERCISE      REPRICING OR
                                                   AMENDED          AMENDMENT          AMENDMENT         PRICE         AMENDMENT
 NAME                                DATE            (#)               ($)                ($)             ($)           (YEARS)
-----------------------------------------------------------------------------------------------------------------------------------
 R. Joseph Horning                 01/18/93         22,000            11.50              22.75           11.50           4.75

COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Berg and Shugart, neither of whom is currently an employee or an officer of the Company. It is the responsibility of the Committee to establish and administer the Company's policies governing employee compensation and to administer the Company's employee benefits plans, including the 1990 Plan. The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.

     The Company's executive compensation program is designed to attract and retain executives capable of leading the Company in its pursuit of its business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation is also used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers historically consists of two elements: cash salary and stock options. The Company does not have a management bonus plan; however, it is expected that as the Company moves from being primarily involved in research and development to being a manufacturing company, the Committee will recommend the institution of a bonus plan as well.

     The Committee considers a variety of individual and corporate factors in assessing the Company's executive officers and making informed compensation decisions. These factors include each officer's contributions to the Company, the compensation paid by comparable companies to employees in similar situations, and, most importantly, the progress of the Company towards its long-term business objectives. When determining compensation for executive officers, the committee looks to the following measures in evaluating the Company's progress: (i) the acquisition and management of capital to allow the Company to complete development and ultimately realize significant revenues,
(ii) the recruitment and retention of officers and other important personnel,
(iii) the progress of the Company's product development program, and (iv) the evolution of manufacturing capability. The factors that are used by the Committee in evaluating the compensation of the Chief Executive Officer are no different from those that are used to evaluate the compensation of other executives.

     During the fiscal year 1998, Committee provided stock option grants to the executive officers of the Company pursuant to the 1990 Plan. The exercise price of the option grants were equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received a total of 262,372 shares. The Committee based this determination on the need to incentivize the staff in connection with the Company's efforts to commercialize the technology.

     Compensation of the Chief Executive Officer is evaluated by the Compensation Committee based on the criteria outlined above for all other executive officers of the Company, including his contributions for the prior year, his success in managing and motivating the Company's employees, and the challenges to be faced in the year ahead, as well as the desire to offer a competitive salary. The Compensation Committee has set Mr. Dawson's total annual compensation, including salary and option grants, at a level they believe is competitive with that of other Chief Executive Officers at other companies in the same industry. In addition, Mr. Dawson's salary and option grants were set at a level the Compensation Committee believes

--------------------------------
(1) The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.


                                         19.

will properly motivate and retain Mr. Reed as the Chief Executive Officer of the Company.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the 1990 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                                                  Carl E. Berg
                                                  Alan F. Shugart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended March 29, 1998, the Compensation Committee consisted of Messrs. Shugart and Berg.

     In July 1990, Mr. Berg loaned the Company $520,000 for a seven year term at an interest rate of 10% per annum and the Company issued a warrant exercisable for an aggregate of 130,000 shares of common stock to Mr. Berg. This warrant was exercised on March 31, 1992 at $4.40 per share by cancellation of indebtedness under such loan. From July 1990 to March 1992 the Company issued additional warrants exercisable for an aggregate of 1,222,825 shares of common stock to Baccarat Electronics, Inc., an entity affiliated with Mr. Berg, at an exercise price of $4.00 per share, in consideration for a loan agreement in which such entity agreed to lend the Company an aggregate of up to $5,000,000 (the "Loan Agreement"), all of which were exercised in July 1997. Under the terms of the Loan Agreement, the Company executed a promissory note payable in full in July 1995 with 9% interest per annum through July 1993 and the prime rate thereafter. In addition, to secure its obligations under the promissory note, the Company granted to the entity a security interest in all of the Company's assets. In August 1992, the Company entered into an amendment to the Loan Agreement which allows the Company to borrow, prepay and re-borrow up to the full $10,000,000 principal under the promissory note on a revolving basis and provided that the lender will subordinate its security interest to other lenders when the loan balance is at zero. In September 1992, the Company paid in full all interest and principal outstanding under the Loan Agreement. As of March 29 1998, the Company had no outstanding balance under the Loan Agreement.

     The Company had two facilities in San Jose, California, which it no longer occupies, under a five-year lease commencing May 1, 1993 with Berg & Berg Developers. Carl E. Berg, a director of the Company, is a general partner of Berg & Berg Developers. The Company has sublet, through Berg & Berg Developers, both facilities for the entire term remaining on the lease, thereby releasing the Company from any further obligation.

     In September 1990, the Company issued an aggregate of 500,000 shares of common stock to four stockholders affiliated with the then majority holder of Innocell in exchange for payments aggregating $5,000. As partial consideration for the settlement of the Company's disagreements with the holders of the other 55% interest in Innocell and with the four stockholders, in March 1992, Mr. Berg obtained for a cash payment of $131,250 irrevocable options to repurchase an aggregate of 375,000 shares of common stock from the four stockholders exercisable at $5.00 per share. Because of certain Danish tax considerations, the four stockholders would not grant the options to the Company. Mr. Berg agreed to hold such options for the benefit of the Company. The Company exercised such options in October 1993 for an aggregate of $1,875,000. The Company has reimbursed Mr. Berg for all of his costs (including the $131,250 option payment) and indemnified him for any liability incurred in connection with this transaction. In connection with the acquisition of the options from the four stockholders, Mr. Berg obtained letters of credit aggregating $1,875,000 to support the option exercise price. The Company has paid $1,875,000 as substitute collateral for the collateral made available by Mr. Berg.

     In March 1992, in connection with the acquisition of the remaining interests in its Danish subsidiary, the Company borrowed an additional $1,100,000 from Mr. Berg at the prime rate plus 2%, payable on the earlier of September 30, 1992 or 10 days after the closing of an underwritten public offering. Such amount plus interest was repaid in May 1992.

     During fiscal year 1993, the Company purchased $134,000 of computer equipment from Actrix Computers, Inc. During fiscal year 1994, the Company purchased an additional $114,129 of computer equipment from Actrix Computers, Inc. Mr. Berg is President and substantial owner of Actrix Computers, Inc. The Company believes that the prices it has paid for the computer equipment are comparable to prices generally available in the market.


                                         20.

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows total stockholder return for the periods indicated for each of (i) the Company's common stock, (ii) the Standard & Poors 500 Index (the "S&P 500"), and (iii) Hambrecht & Quist Growth Index, a subset of the Hambrecht & Quist Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. [UPDATE]


                 COMPARISON OF CURATIVE TOTAL RETURN ON INVESTMENT(2)
          AMONG VALENCE TECHNOLOGY, INC., THE NASDAQ STOCK MARKET US INDEX,
                        AND THE HAMBRECHT & QUIST GROWTH INDEX

                                       [GRAPH]

Research Data Group                      Total Return - Data Summary

                                         VLNC

                                                                        Cumulative Total Return

                                                  ------------------------------------------------------------------
                                                       3/93       3/94      3/95       3/96       3/97       3/98
VALENCE TECHNOLOGY INC               VLN            100.00     100.00     12.50      30.80      45.09      35.27

NASDAQ STOCK MARKET (U.S.)          INAS            100.00     107.94    120.07     163.03     181.21     275.21

H & Q GROWTH                        IHQG            100.00     116.10    142.75     220.36     180.39     273.07



------------------------------
(1) The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before the date hereof and irrespective of any general incorporation in any such filing.

(2) $100 invested on 5/7/92 in stock or index- including reinvestment of dividends.


                                         21.

                                 CERTAIN TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and Mr. Berg.

     On January 1, 1998, the Company granted options to Mr. Dawson, the Company's new Chairman of the Board, Chief Executive Officer and President, an incentive stock option to purchase 39,506 shares which was granted pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan"). Also, an option to purchase 660,494 shares was granted pursuant to the Company's 1990 Plan and an option to purchase 300,000 shares was granted outside of any equity plan of the Company, neither of which are incentive stock options (the "Nonstatutory Options"). The exercise price of all three options is $5.0625 per share, the fair market value on the date of the grant. The Compensation Committee of the Company approved the early exercise of the Nonstatutory Options on March 5, 1998. The options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. The Nonstatutory Options were exercised on March 5, 1998 with non-recourse promissory notes secured by the shares acquired upon exercise plus 842,650 shares previously held by Mr. Dawson. Purchased shares for which the underlying options have not vested are subject to repurchase by the Company. As of March 29, 1998, none of the shares in the underlying options have vested.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Second Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Company has obtained directors and officers liability insurance with coverage of $2,000,000.

     In May 1994, a series of class action lawsuits was filed in the United States District Court for the Northern District of California against the Company and certain of its present and former officers and directors. These lawsuits were consolidated, and in September 1994 the plaintiffs filed a consolidated and amended class action complaint. Following the Court's Orders on motions to dismiss the complaint, which were granted in part and denied in part, the plaintiffs filed an amended complaint in October 1995 ("Complaint"). The Complaint alleges violations of the federal securities laws against the Company, certain of its present and former officers and directors, and the underwriters of the Company's public stock offerings, claiming that the defendants issued a series of false and misleading statements, including filings with the Securities and Exchange Commission, with regard to the Company's business and future prospects. The plaintiffs seek to represent a class of persons who purchased the Company's common stock between May 7, 1992 and August 10, 1994. The Complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs.

     On January 23, 1996, the Court dismissed, with prejudice, all claims against the underwriters of the Company's public stock offerings, and one claim against the Company and its present and former officers and directors. On April 29, 1996, the Court dismissed with prejudice all remaining claims against a present director and limited claims against a former officer and director to the period when that person was an officer. In December 1996, the Company and the individual defendants filed motions for summary judgment, which the plaintiffs opposed. In November 1997, the Court granted the


                                         22.

Company's motion for summary judgment and entered a judgment in favor of all defendants. Plaintiffs have appealed and the case is pending before the United States Court of Appeals for the Ninth Circuit.




     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company and its officers and directors have been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors

                                             /s/ Joseph P. Hendrickson
                                             ----------------------------------
                                             JOSEPH P. HENDRICKSON
                                             SECRETARY

January ___, 1999





A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 29, 1998 is available without charge upon written request to: Corporate Secretary, Valence Technology, Inc., 301 Conestoga Way, Henderson, Nevada 89015.



                                         23.

                         1996 NON-EMPLOYEE DIRECTORS'
                              STOCK OPTION PLAN

1.    PURPOSE

a. The purpose of the Valence Technology, Inc. 1996 Non-Employee Directors' Stock Option Plan ("Plan") is to provide a means by which each director of Valence Technology, Inc., a Delaware corporation ("Company") who is not otherwise an employee of the Company or of any Affiliate of the Company (each such person being hereinafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company.

b. The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time ("Code").

c. The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.   ADMINISTRATION

a. The Plan shall be administered by the Board of Directors of the Company ("Board") unless and until the Board delegates administration to a committee, as provided in subparagraph 2.b.

b. The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board ("Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the power theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.   SHARES SUBJECT TO THE PLAN

a. The stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate seven hundred fifty thousand (750,000) shares of the Company's common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

b. The stock subject to the Plan may unissued shares or reacquired shares, bought on the market or otherwise.

4.   ELIGIBILITY

Options shall be granted only to Non-Employee Directors of the Company.

                                       1.

5.   NON-DISCRETIONARY GRANTS

a. Each person who is, after the Effective Date, elected for the first time to be a Non-Employee Director automatically shall, upon the date of initial election to be a Non-Employee Director by the Board or Stockholders of the Company, be granted an option to purchase one hundred thousand (100,000) shares of common stock of the Company on the terms and conditions set forth herein. The exercise price of each such option shall be equal to the last sale price per share of the Company's Common Stock on the National Market of the Nasdaq Stock Market on the date of the grant as reported in THE WALL STREET JOURNAL, which the Board hereby determines, after consideration of all relevant factors, to be equal to the fair market value of the Company's Common Stock on the date hereof, and this option shall become exercisable according to one-fifth vesting on the date of the first and second anniversary of the date the Non-Employee Director was elected to the Board and one-twentieth quarterly vesting over the remaining three (3) year vesting schedule, with vesting to begin on the date of the grant, and the appropriate officers of the Company are hereby authorized and directed to execute an option agreement with the foregoing optionee in the form approved by the Board for use with the Plan, as well as any and all other documents convenient or proper to carry the foregoing option into effect, and to perform the commitments of the Company upon the exercise of such option, including but not limited to the sale and issuance of the shares covered by such options.

b. On the Effective Date of the Plan, each person who is, as of that date, a Non-Employee Director who has never before been granted an option by the Company, automatically shall be granted an option to purchase one hundred thousand (100,000) shares of common stock of the Company. The exercise prices and vesting schedule shall be determined as described in section 5.a.,
above. c.   On the anniversary of a Non-Employee Director's election to the
Board (or the anniversary of the Effective Date of the Plan for a Non-Employee Director who received a stock option under section 5.b., above), the Non-Employee Director shall be granted an option to purchase shares of the Company's common stock. The number of shares subject to such option shall be equal to one hundred thousand (100,000) less the number of unvested shares subject to options granted to the Non-Employee Director by the Company. The exercise price shall be determined as described in section 5.a., above. This option shall be become exercisable according to one-twelfth quarterly vesting over a three (3) year vesting period, with vesting to begin on the date of the grant.

6.   OPTION PROVISIONS

a. The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date")

                                       2.

ten (10) years from the date of grant. If the optionee's service as a Non-Employee Director or employee of or Consultant to the Company or any Affiliate terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date twelve (12) months following the date of termination of all such service; provided, however, that if such termination of service is due to the optionee's death, the option shall terminate on the earlier of the Expiration Date or eighteen
(18) months following the date of the optionee's death. In any and all circumstances, an option may be exercised following termination of the optionee's service as a Non-Employee Director, or employee of, or consultant, to the Company, or any Affiliate, only as to that number of shares as to which it was exercisable on the date of termination of such service.

b. Payment of the exercise price of each option is due in full in cash upon any exercise when the number of shares being purchased upon such exercise is one thousand (1,000) shares or less. However, when the number of shares being purchased upon as exercise is more than one thousand (1,000) shares, the optionee may elect to make payment of the exercise price under one of the following alternatives:

     i. payment of the exercise price per share in cash or by check at the time of exercise;

     ii. provided that at the time of the exercise the Company's common stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of common stock of the Company already owned by the optionee, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at its fair market value on the date preceding the date of exercise; or

     iii. payment by a combination of the methods of payment specified in sections 6.b.i and 6.b.ii, above.

Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Company's common stock.

c. A option may be transferred to the extent provided in the option agreement; provided that if the option agreement does not expressly permit the transfer of a option, the option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom


                                       3.

the option is granted may, be delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

d. The minimum number of shares with respect to which this option may be exercised at any one time is one thousand (1,000), except (a) as to an installment subject to exercise, as set forth in paragraph 1, which amounts to fewer than one thousand (1,000) shares, in which case, as to the exercise of that installment, the number of such shares in such installment shall be the minimum number of shares, and (b) with respect to the final exercise of this option this minimum shall not apply. In no event may this option be exercised for any number of shares which would require the issuance of anything other than whole shares.

e. The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option:

     i. to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and

     ii. to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock.

These requirements, and any assurances given pursuant to such requirements, shall be inoperative if the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

f. Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7.   COVENANTS OF THE COMPANY

a. During the terms of the option granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

b. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory


                                       4.

commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8.   USE OF PROCEEDS FROM STOCK

Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.   MISCELLANEOUS

a. Neither an optionee nor any person to whom an option is transferred under section 6.c shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

b. Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

c. No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

d. In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

10.  ADJUSTMENTS UPON CHANGES IN STOCK

a. If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options.


                                       5.

b.   In the event of:

     i. a dissolution, liquidation or sale of substantially all of the assets of the Company;

     ii. a merger or consolidation in which the Company is not the surviving corporation;

     iii. a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

     iv. any other capital reorganization (including a sale of stock of the Company to a single purchaser or single group of affiliated purchasers) after which less than fifty percent (50%) of the Outstanding voting shares of the new or continuing corporation are owned by shareholders of the Company immediately before such transaction;

options under the Plan shall immediately become fully vested and the time during which options outstanding under the Plan may be exercised shall be accelerated to permit the optionee to exercise all such options In full prior to such event, and the options shall terminate if not exercised prior to such event.

11.  AMENDMENT OF THE PLAN

a. The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements.

b. Rights and obligations under any option granted before any amendment of the Plan shall not be impaired by such amendment unless:

     i. the Company requests the consent of the person to whom the option was granted; and

     ii.  such person consents in writing.

12.  TERMINATION OR SUSPENSION OF THE PLAN

a. The Board may suspend or terminate the Plan at any time. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

b. Rights and obligations under any option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.


                                       6.

13.  EFFECTIVE DATE OF THE PLAN; CONDITIONS OF EXERCISE

a. The Plan shall become effective on February 13, 1996 ("Effective Date"), provided that no options may be exercised unless and until the Plan is approved by stockholders of the Company.

b. No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13.a, above, has been met.


ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 13, 1996
AMENDED BY THE BOARD OF DIRECTORS ON DECEMBER 18, 1996
APPROVED BY THE STOCKHOLDERS ON JANUARY 31, 1997
AMENDED BY THE BOARD OF DIRECTORS ON JULY 22, 1997
AMENDED BY THE STOCKHOLDERS ON OCTOBER 3, 1997
AMENDED BY THE BOARD OF DIRECTORS ON NOVEMBER 1, 1998


                                       7.

                            VALENCE TECHNOLOGY, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING OF STOCKHOLDERS
                       TO BE HELD ON FEBRUARY 4, 1999

     The undersigned hereby appoints Lev M. Dawson and Joseph P. Hendrickson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Valence Technology, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Valence Technology, Inc. to be held at 301 Conestoga Way, Henderson, Nevada 89015, on Thursday, February 4, 1999, at 3:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect directors to hold office until the next Annual
               Meeting of Stockholders and until their successors are elected.

/ /  FOR all nominees listed below               / /  WITHHOLD AUTHORITY
     (except as marked to the contrary                to vote for all nominees
     below).                                          listed below.


NOMINEES:  Lev M. Dawson, Carl E. Berg, Alan F. Shugart, Bert C. Roberts, Jr.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                          (CONTINUED ON OTHER SIDE)


                                       8.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.

PROPOSAL 2:    To approve an amendment to the Company's 1996 Non-Employee
               Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 410,000 shares.

     / / FOR   / / AGAINST    / / ABSTAIN

PROPOSAL 3:    To approve the conversion and exercise of the Company's
               securities issued in a private financing.

     / / FOR   / / AGAINST    / / ABSTAIN

PROPOSAL 4:    To ratify selection of PricewaterhouseCoopers LLP as
               independent auditors of the Company for its fiscal year ending
               March 28, 1999.

     / / FOR   / / AGAINST    / / ABSTAIN


DATED ________________________          ______________________________________

                                        ______________________________________
                                                       SIGNATURE(S)

                                        PLEASE SIGN EXACTLY AS YOUR NAME
                                        APPEARS HEREON. IF THE STOCK IS
                                        REGISTERED IN THE NAMES OF TWO OR
                                        MORE PERSONS, EACH SHOULD SIGN.
                                        EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                        GUARDIANS AND ATTORNEYS-IN-FACT
                                        SHOULD ADD THEIR TITLES.  IF SIGNER
                                        IS A CORPORATION, PLEASE GIVE FULL
                                        CORPORATE NAME AND HAVE A DULY
                                        AUTHORIZED OFFICER SIGN, STATING
                                        TITLE.  IF SIGNER IS A PARTNERSHIP,
                                        PLEASE SIGN IN PARTNERSHIP NAME BY
                                        AUTHORIZED PERSON.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


                                       9.